Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Michael Oakes

Chief Financial Officer

(919) 883-4171

JAMES RIVER GROUP REPORTS 2005 THIRD-QUARTER

NET LOSS OF $9.5 MILLION

DIRECT WRITTEN PREMIUMS INCREASE 80.3%

FOR FIRST NINE MONTHS OF 2005

CHAPEL HILL, North Carolina - (November 7, 2005) - James River Group, Inc. (NASDAQ: JRVR) today announced financial results for the third quarter and nine months ended September 30, 2005. The Company reported a net loss of $9.5 million for the third quarter of 2005 compared to net income of $3.0 million for the third quarter of 2004. The net loss for the third quarter of 2005 included a $16.2 million after-tax loss from Hurricane Katrina, net of reinsurance and including reinsurance reinstatements, and a $1.3 million after-tax loss from Hurricane Rita. The third quarter of 2005 benefited from favorable development on prior accident year reserves for the excess and surplus casualty business of $1.0 million after-tax.

Net loss for the first nine months of 2005 was $190,000 compared to net income of $5.5 million for the first nine months of 2004.

Because of the net loss for the third quarter and first nine months of 2005, convertible preferred stock shares and related dividends converted into common shares during the third quarter of 2005 in connection with the Company’s initial public offering were excluded from the calculation of diluted earnings per share for these periods, due to the antidilutive effect of including these converted shares in the calculation. Net loss per diluted share was $1.24 for the third quarter of 2005 compared to net income per diluted share of $0.31 for the third quarter of 2004. Net loss per diluted share for the first nine months of 2005 was $1.14 compared to net income per diluted share of $0.59 for the first nine months of 2004. If the converted preferred stock shares and related dividends were included at the beginning of the third quarter and first nine months of 2005, weighted-average diluted shares would have increased by 5,250,815 shares and 8,285,710 shares, respectively, resulting in a pro forma net loss per diluted share of $0.71 for the third quarter of 2005 and a pro forma net loss per diluted share of $0.02 for the first nine months of 2005. See page 8 for a reconciliation of GAAP and non-GAAP results.

Direct written premiums for the first nine months of 2005 increased 80.3% to $166.1 million from $92.1 million for the first nine months of 2004. The combined ratio for the first nine months of 2005 was 107.1% compared to 93.0% for the same period in 2004, with losses from Hurricane Katrina driving the higher combined ratio in 2005. The expense ratio for the first nine months of 2005 was 23.2% compared to 28.1% for the first nine months of 2004.

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JRVR Announces Third-Quarter Results

November 7, 2005

Direct written premiums for the third quarter of 2005 were $61.3 million, a 59.1% increase from $38.5 million for the third quarter of 2004. The combined ratio for the third quarter of 2005 was 172.4% compared to 90.4% for the same period in 2004. The combined ratio for the third quarter of 2005 was increased by losses from Hurricane Katrina, which contributed to a loss ratio of 145.9% for the quarter compared to 65.5% for the third quarter of 2004. The expense ratio for the third quarter of 2005 was 26.6% compared to 24.9% for the third quarter of 2004. The 2005 third quarter expense ratio includes 1.8% from the negative impact of accounting for Hurricane Katrina and 2.4% for the cost of a workers’ compensation guaranty fund assessment.

J. Adam Abram, President and Chief Executive Officer, said, “We are disappointed that Hurricane Katrina had such a dramatic adverse impact on our third-quarter operating results. However, we are quite encouraged by our strong premium growth in the quarter. We also note the 57.5% growth in direct written premiums in our excess and surplus casualty business and the 303% increase in direct written premiums in our workers’ compensation business for the first nine months of 2005 compared to the same period last year. Pricing for our casualty business remains attractive, and we continue to believe that we have significant opportunities for profitable growth.”

Commenting on the Company’s response to Hurricane Katrina, Abram said, “After Katrina hit, we sent adjusters into the affected territory to begin responding to claims and, in some cases, to inspect insured properties prior to our receiving a claim. Our claims team is working very hard to help our policyholders get back into business. Because we recognize that events of this magnitude can involve complex coverage issues and that resources may be somewhat scarce in affected areas, we have established reserves in each case that we believe reflect the complexity of the claims and the potential for price increases associated with the demand for labor and materials in the storm affected areas. We do not expect to receive additional new material claims for Hurricane Katrina.

“Rita represented a relatively modest loss event for James River. We do not anticipate a significant impact on our results from Wilma, based on the path of the storm and the nature of our book of business in that area.

“After a careful review of our property underwriting units, we have decided to resume underwriting new property risks utilizing revised underwriting guidelines and more conservative assumptions regarding how much reinsurance to purchase. These new guidelines are designed to further reduce our exposure to future hurricane related losses.”

Abram added, “We now expect to have a combined ratio of less than 100% for 2005, and we expect our growth in direct written premiums from 2004 to 2005 to be at the high end of the 55% to 65% range in our established guidance. For 2006, we continue to anticipate achieving an annual return on equity of at least 15% and writing at a combined ratio of between 80% and 90%. We also expect growth in gross written premiums of 20% to 30% for 2006.”

James River Group will hold a conference call to discuss this press release tomorrow, November 8, 2005, at 10:30 a.m. Eastern time. Investors may access the conference call over the Internet by going to www.james-river-group.com and clicking on the Investor Relations link, or by going

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JRVR Announces Third-Quarter Results

November 7, 2005

to www.earnings.com. Please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and through the end of business on November 15, 2005, at (617) 801-6888 (passcode: 66126029) and at the Web sites referenced above.

Certain matters discussed in this release are forward-looking statements, including but not limited to the Company’s belief as to the adequacy of its reserves, its expectations regarding future material claims from hurricanes, exposure to future hurricane related losses, and its expectations of its operating results for the remainder of 2005 and for 2006. Such statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include the accuracy of assumptions underlying the Company’s outlook, the accuracy of its assumptions underlying its catastrophe model, actual losses incurred by policyholders in hurricanes that have occurred and that will occur during the remainder of 2005 and in 2006 and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Form S-1, as amended. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.

James River Group, Inc. is an insurance holding company that owns and manages specialty property/casualty insurance companies with the objective of consistently earning underwriting profits. Each of the Company’s two insurance company subsidiaries is rated “A-” (Excellent) by A.M. Best Company. Founded in September 2002, the Company wrote its first policy in July 2003 and currently underwrites in two specialty areas: excess and surplus lines in 48 states and the District of Columbia; and workers’ compensation, primarily for the residential construction industry in North Carolina.

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JRVR Announces Third-Quarter Results

November 7, 2005

James River Group, Inc.

Summarized Balance Sheet Data

	(Unaudited)
	September 30	December 31,
	2005	2004
	(in thousands)
Assets
Investments:
Fixed maturity securities available-for-sale,
at fair value	$341,068	$172,731
Equity securities available-for-sale, at fair value	1,970	2,290
Short-term investments	13,154	4,639
Total investments	356,192	179,660

Cash and cash equivalents	11,046	15,571
Accrued investment income	3,565	1,809
Premiums receivable and agents’ balances	26,190	18,265
Reinsurance recoverable on unpaid losses	124,150	15,200
Deferred policy acquisition costs	15,340	11,344
Other assets	38,536	25,099
Total assets	$575,019	$266,948

Liabilities and stockholders’ equity
Reserve for losses and loss adjustment expenses	$226,534	$62,243
Unearned premiums	103,505	78,290
Senior debt	15,000	15,000
Junior subordinated debt	22,681	22,681
Funds held	22,101	-
Other liabilities	20,471	8,039
Total liabilities	410,292	186,253

Total stockholders’ equity	164,727	80,695
Total liabilities and stockholders’ equity	$575,019	$266,948

Debt to total capitalization ratio	18.6%	31.8%
Book value per share including accumulated other
comprehensive income (loss)	$10.93	*
Book value per share excluding accumulated other
comprehensive income (loss)	$11.10	*

* Only one common share was outstanding at December 31, 2004, so book value per share at that date is not meaningful.

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JRVR Announces Third-Quarter Results

November 7, 2005

James River Group, Inc.

Summarized Income Statement Data

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
	(dollars in thousands, except per share data)

Revenues
Direct written premiums	$61,270	$38,511	$166,084	$92,092
Gross written premiums	$64,656	$38,511	$169,470	$92,092
Net written premiums	$32,227	$34,977	$101,745	$77,805

Net earned premiums	$23,455	$22,113	$79,361	$47,449
Net investment income	2,686	1,080	6,448	2,430
Realized losses	(13)	(1)	(111)	(1)
Other income	28	3	104	98
Total revenues	26,156	23,195	85,802	49,976

Expenses
Losses and loss adjustment expenses	34,215	14,490	66,569	30,799
Other operating expenses	6,230	5,499	18,403	13,332
Interest expense	694	307	1,924	418
Total expenses	41,139	20,296	86,896	44,549
Income (loss) before taxes	(14,983)	2,899	(1,094)	5,427
Federal income tax benefit	(5,502)	(69)	(904)	(69)
Net income (loss)	$(9,481)	$2,968	$(190)	$5,496

Earnings (loss) per share:
Basic	$(1.24)	$176,399.30	$(1.14)	$193,722.70
Diluted	$(1.24)	$0.31	$(1.14)	$0.59

Weighted average common shares:
Basic	8,118,949	10	2,736,063	10
Diluted	8,118,949	9,496,490	2,736,063	9,301,890

Ratios:
Loss ratio	145.9%	65.5%	83.9%	64.9%
Expense ratio	26.6%	24.9%	23.2%	28.1%
Combined ratio	172.4%	90.4%	107.1%	93.0%

Annualized return on average
stockholders’ equity	(29.5%)	15.8%	(0.2%)	9.9%

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JRVR Announces Third-Quarter Results

November 7, 2005

James River Group, Inc.

Segment Results

Excess and Surplus Insurance

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
	(dollars in thousands)

Direct written premiums	$53,715	$35,711	$144,950	$86,847
Gross written premiums	$53,715	$35,711	$144,950	$86,847
Net written premiums	$22,276	$32,618	$80,381	$73,386

Net earned premiums	$16,112	$20,522	$61,367	$44,681

Losses and loss adjustment expenses	29,134	12,910	55,019	28,343
Underwriting expenses	2,797	4,121	10,906	10,103
Underwriting profit (loss) (1)	$(15,819)	$3,491	$(4,558)	$6,235

Ratios:
Loss ratio	180.8%	62.9%	89.7%	63.4%
Expense ratio	17.4%	20.1%	17.8%	22.6%
Combined ratio	198.2%	83.0%	107.4%	86.0%

(1) See “Reconciliation of Non-GAAP Measures” on page 8.

Within the Excess and Surplus Insurance segment, results by major line of business are as follows:

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
	(dollars in thousands)
Casualty Lines
Net earned premiums	$20,058	$18,772	$62,758	$40,646
Losses and loss adjustment expenses	$13,412	$11,805	$40,609	$25,799
Loss ratio	66.9%	62.9%	64.7%	3.5%

Property Lines
Net earned premiums	$(3,946)	$1,750	$(1,391)	$4,035
Losses and loss adjustment expenses	$15,722	$1,105	$14,410	$2,544
Loss ratio	***	63.1%	***	63.0%

*** Net earned premiums for property lines for the three months and nine months ended September 30, 2005 are negative because of the reinsurance reinstatement premiums owed to reinsurers resulting from Hurricane Katrina. Because net earned premiums for the three months and nine months ended September 30, 2005 are negative, the loss ratio for those periods is not meaningful.

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JRVR Announces Third-Quarter Results

November 7, 2005

Workers’ Compensation Insurance

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
	(dollars in thousands)
Direct written premiums	$7,555	$2,800	$21,134	$5,245
Gross written premiums	$10,941	$2,800	$24,520	$5,245
Net written premiums	$9,951	$2,359	$21,364	$4,419

Net earned premiums	$7,343	$1,591	$17,994	$2,768

Losses and LAE	5,081	1,580	11,550	2,456
Underwriting expenses	2,897	947	6,322	2,776
Underwriting profit (loss) (1)	$(635)	$(936)	$122	(2,464)

Ratios:
Loss ratio	69.2%	99.3%	64.2%	88.7%
Expense ratio	39.5%	59.5%	35.1%	100.3%
Combined ratio	108.6%	158.8%	99.3%	189.0%

(1) See “Reconciliation of Non-GAAP Measures” on page 8.

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JRVR Announces Third-Quarter Results

November 7, 2005

Reconciliation of Non-GAAP Measures

The following table reconciles the underwriting profit (loss) of the insurance segments by individual segment to consolidated income (loss) before taxes. Our definition of underwriting profit (loss) may not be comparable to the definition of underwriting profit (loss) for other companies. We evaluate the performance of our insurance segments and allocate resources based primarily on underwriting profit (loss) of the insurance segments. We believe that this is a useful measure for investors in evaluating the performance of our insurance segments because our objective is to consistently earn underwriting profits.

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
	(in thousands)

Underwriting profit (loss) of the Excess and Surplus Insurance segment	$(15,819)	$3,491	$(4,558)	$6,235
Underwriting profit (loss) of the Workers’ Compensation Insurance segment	(635)	(936)	122	(2,464)
Total underwriting profit (loss) of insurance segments	(16,454)	2,555	(4,436)	3,771
Net investment income	2,686	1,080	6,448	2,430
Realized losses	(13)	(1)	(111)	(1)
Other income	28	3	104	98
Other operating expenses of the Corporate and Other segment	(536)	(431)	(1,175)	(453)
Interest expense	(694)	(307)	(1,924)	(418)
Consolidated income (loss) before taxes	$(14,983)	$2,899	$(1,094)	$5,427

The following table reconciles pro forma net loss per diluted share to net loss per diluted share under generally accepted accounting principles (GAAP) for the three and nine months ended September 30, 2005. We believe pro forma net loss per diluted share is a useful measure for investors in evaluating our performance because it makes comparisons to prior periods more meaningful.

	Three Months Ended September 30, 2005			Nine Months Ended September 30, 2005
	Weighted Average Shares	Net Loss	Loss per Diluted Share	Weighted Average Shares	Net Loss	Loss per Diluted Share
	(dollars in thousands, except per share data)

Pro forma	13,369,764	$(9,481)	$(0.71)	11,021,773	$(190)	$(0.02)
Less effect of
convertible prefer-
red stock and
related dividends
prior to conversion	(5,250,815)			(8,285,710)
Less preferred
dividends accruing
in the period		(564)			(2,940)
GAAP	8,118,949	$(10,045)	$(1.24)	2,736,063	$(3,130)	$(1.14)

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